EXHIBIT 10.9
Matter No. 09522
CRA Resolution No. 10-71

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”) is made by and between the WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY, a body corporate and politic organized pursuant to Chapter 163, Florida Statutes (the “CRA”), with an address of 401 Clematis Street, West Palm Beach, Florida 33401, and DIGITAL DOMAIN HOLDINGS CORPORATION, a Florida corporation (“DDH” or “Developer”) with an address of 10521 SW Village Center Drive, Suite 201, Port St. Lucie, Florida 34987.

WITNESSETH:

WHEREAS, Chapter 163, Part III, Florida Statutes allows for the creation of a community redevelopment agency; and

WHEREAS, Chapter 163, Part III, Florida Statutes authorizes preparation of a community redevelopment plan; and

WHEREAS, the West Palm Beach Community Redevelopment Plan for the Expanded City Center Area, adopted on December 16, 1985 and restated on April 9, 2009 (“Plan”), promotes economic and redevelopment activity and recognizes the necessity of attracting businesses to the redevelopment area; and

WHEREAS, the Plan identifies as a goal that the CRA, in cooperation with private development interests, shall encourage a mixture of uses and activities which facilitate and stimulate economic growth in the Downtown/City Center Redevelopment Area; and

WHEREAS, the Plan further provides that the CRA shall cooperate with the City and Palm Beach County School Board to identify additional public educational facilities and/or structures within the Downtown/City Center Redevelopment Area; and

WHEREAS, the Plan states a variety of revenue sources shall be used to finance the redevelopment and revitalization of the Downtown/City Center CRA; and

WHEREAS, these revenue sources include tax increment financing, bonds and state or federal grants; and

WHEREAS, as authorized by Chapter 163, Part III, Florida Statutes, a community redevelopment agency can undertake and carry out community redevelopment and related activities within the community redevelopment area, which may include the disposal of any real property; and

WHEREAS, Chapter 163, Part III, Florida Statutes provides that when authorized or approved by resolution or ordinance of the governing body, a community redevelopment agency has power in its corporate capacity, in its discretion, to issue redevelopment revenue bonds from time to time to finance the undertaking of any community redevelopment under this part, including, the payment of principal and interest upon any advances for surveys and plans or preliminary loans, and has power to issue refunding bonds for the payment or retirement of bonds or other obligations and allows a community redevelopment agency the power to authorize the issuance of revenue bonds as set forth in Section 163.385, Florida Statutes; and

WHEREAS, Chapter 163, Part III, Florida Statutes enables a community redevelopment agency to borrow money, public or private, for the purposes of this part and to give such security as may be required and to enter into and cany out contracts or agreements in connection therewith; and

WHEREAS, moneys in the redevelopment trust fund may be expended from time to time for undertakings of a community redevelopment agency as described in the Plan including for the repayment of principal and interest or any redemption premium for loans, advances, bonds, bond anticipation notes, and any other form of indebtedness; and

WHEREAS, any county or municipality, to the greatest extent it determines to be feasible in carrying out the provisions of Section 163.345, Florida Statutes, shall afford maximum opportunity, consistent with the sound needs of the county or municipality as a whole, to the rehabilitation or redevelopment of the community redevelopment area by private enterprise; and

WHEREAS, by Resolution No. 05-65 adopted November 7, 2005, the CRA adopted the Strategic Finance Plan to identify initiatives to attract private investment to the Downtown/City Center Community Redevelopment Area; and

WHEREAS, the Strategic Finance Plan states that the City and CRA shall continue to recognize the importance of education and services provided by education partners in the community; and

WHEREAS, the Downtown/City Center CRA is established as a county wide and regional center for arts, culture and entertainment; and

WHEREAS, the property known as the “Tent Site Property” is identified in the Plan as a prominent development site and prime entryway on the corridor to the City; and

WHEREAS, the State of Florida Entertainment Industry Economic Development Bill, Florida House Bill 697, is a film incentive program which creates a film and digital media tax credit; and

WHEREAS, the Entertainment Industry Economic Development Bill allows the State of Florida to retain and create higher wage jobs by attracting production spending immediately, generate substantial amounts of new tax revenue, and boost ancillary businesses; and

WHEREAS, Digital Domain Holdings Corporation (“DDH”) and Florida State University (“FSU”) approached the CRA with an economic development proposal for the Tent Site Property; and

WHEREAS, the proposal for redevelopment of the Tent Site Property includes a minimum of 150,000 square feet of digital media, film, production and educational facilities to be occupied by FSU, DDH and the Digital Domain Institute (“DDI”); and

WHEREAS, the CRA has reviewed the DDH proposal and concurs it meets the goals and objectives of the Plan by providing an educational presence and attracting a new industry to the Downtown/City Center Redevelopment Area; and

WHEREAS, Section 163.380, Florida Statutes, provides that real property owned by the CRA shall be sold or otherwise transferred at a value to be determined to be in the public interest for uses in accordance with the Plan and further provides that the CRA shall take into account and give consideration to the long-term benefits to be achieved by the CRA resulting from inclining short-term losses or costs in the disposal of such real property, the uses provided in the Plan, the restrictions upon, and the covenants, conditions and obligations assumed by the purchaser and the objectives of the Plan for the prevention of the recurrence of slum or blighted areas; and

WHEREAS, on September 15, 2010, the CRA published a Notice of Intent to Dispose of the Tent Site Property in accordance with Florida Statutes, Chapter 163, Part III (“Notice”); and

WHEREAS, no proposals were received in response to the Notice; and

WHEREAS, by Resolution No. 10-70, the CRA has authorized a grant to DDH in the amount of Ten Million Dollars ($10,000,000) to offset a portion of the cost of the expansion of the FSU Film School in West Palm Beach (the “Grant Agreement”); and

WHEREAS, CRA and DDH desire to enter into a definitive agreement for the conveyance of the Tent Site Property and the financing, development, construction, operation and maintenance of the improvements (“Development Agreement”); and

WHEREAS, the CRA Board has conducted public meetings prior to approving this Agreement, made a finding of public purpose, and determined that approval of this Agreement is in the best interests of the CRA.

NOW THEREFORE, it is mutually covenanted and agreed by and between the parties hereto that the Agreement is made upon the terms, covenants and conditions hereinafter set forth.

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, the following terms shall have the following meanings:

“Agreement” means, collectively, this Development Agreement and all exhibits and attachments hereto, as any of the same may hereafter be supplemented, amended, restated, severed, consolidated, extended, revised and otherwise modified, from time to time, either in accordance with the terms of this Agreement or by mutual agreement of the Parties.

“Board” means the governing body of the CRA.

“Chair” means the chairperson of the governing body of the CRA.

“City” means the City of West Palm Beach, Florida.

“City Center Redevelopment Area” shall mean the area described in the West Palm Beach Community Redevelopment Plan for the Expanded City Center Area adopted by the CRA on December 16, 1985, and restated on April 9, 2009, in accordance with Chapter 163, Part III, Florida Statutes, as amended from time to time.

“Certificate of Occupancy” or “CO” shall mean shall have the meaning set forth in Section 4.2.

“Closing” shall have the meaning set forth in Section 3.1.

“Concept Plan” shall have the meaning set forth in Section 4.3(b).

“Construction Commencement Date” shall have the meaning set forth in Section 4.2(a).

“Construction Completion Date” shall have the meaning set forth in Section 4.2(a).

“Construction Financing” shall have the meaning set forth in Section 4.6(a).

“CRA” means the West Palm Beach Community Redevelopment Agency.

“DDI” means Digital Domain Institute, a wholly owned subsidiary of Digital Domain Holding Corporation, and a first-of-its-kind accredited educational facility offering degree programs that are interwoven with an industry leading technology and entertainment company.

“Deed” shall have the meaning set forth in Section 3.1.

“Developer” or “DDH” shall mean Digital Domain Holdings Corporation, a Florida corporation.

“DRI” means the CityPlace Development of Regional Impact adopted by the City and approved by the State Department of Community Affairs and the Treasure Coast Regional Planning Commission, as amended from time to time.

“Due Diligence Period” shall have the meaning set forth in Section 2.4.

“Effective Date” shall have the meaning set forth in Section 2.1.

“FSU” shall mean Florida State University.

“FSU Film School” shall mean the FSU College of Motion Picture Arts.

“Grant Agreement” shall mean the Grant Agreement between the CRA and Developer of even date herewith, approved by Resolution No. 10-70.

“Improvements” or “Project” shall refer collectively to the Phase I Improvements and Phase II Improvements.

“Maximum Financing Amount” shall have the meaning provided in Section 4.6(b).

“Parking Facility” shall have the meaning set forth in Section 4.5.

“Partial Take Out Financing” shall have the meaning set forth in Section 4.6(b).

“Party” or “Parties” shall mean CRA and/or Developer.

“Phase I” or “Phase I Improvements” shall have the meaning set forth in Section 4.1.

“Phase  I  Parcel”  shall  have  the  meaning  set  forth  in  Section  4.1.

“Phase II” or “Phase II Improvements” shall have the meaning set forth in Section 5.1.

“Phase II Parcel” shall have the meaning set forth in Section 5.1.

“Plan” shall mean the West Palm Beach Community Redevelopment Plan for the Expanded City Center Area adopted by the CRA on December 16, 1985, and restated on April 9, 2009, in accordance with Chapter 163, Part III, Florida Statutes, as amended from time to time.

“Plans and Specifications” shall have the meaning set forth in Section 4.3(c).

“Post Closing Obligations” shall have the meaning set forth in Section 3.2.

“Property” shall have the meaning set forth in Section 2.2.

“Security Fund” shall have the meaning set forth in Section 4.6(d).

“SPE” shall have the meaning set forth in Section 3.5.

“Vertical Construction” shall have the meaning set forth in Section 3.4.

ARTICLE II
EFFECTIVENESS AND TERMINATION; PROPERTY;
DUE DILIGENCE PERIOD

2.1            Effectiveness and Termination. This Agreement shall be effective on the date executed by the later of CRA and Developer (“Effective Date”) and shall terminate upon the issuance of the Certificate of Occupancy for the Phase II Improvements, unless sooner terminated pursuant to the terms of this Agreement, and subject to all provisions of this Agreement which specifically survive any such termination of the Agreement.

2.2            Property. CRA hereby agrees to convey to Developer, and Developer hereby agrees to accept from CRA, subject to the terms and conditions hereinafter set forth, that certain property bounded by Okeechobee Boulevard, Lakeview Avenue, Dixie Highway and Quadrille Boulevard, in the City of West Palm Beach and consisting of approximately 2.36 acres, as more particularly described in Exhibit A attached hereto (“Property”) and any and all improvements located on the Property and owned by CRA.

2.3            As Is; Acceptance of Property. It is understood and agreed that, except as may be otherwise herein specifically provided, the CRA does not make, and specifically disclaims, any warranties or representations of any kind or character, express or implied, with respect to the Property, including but not limited to, (i) warranties or representations as to matters of title, (ii) zoning, (iii) tax consequences, (iv) physical or environmental conditions, (v) availability of access, (vi) ingress or egress, (vii) operating history or projections, (viii) valuation, (ix) governmental approvals, (x) governmental regulations, or (xi) any other matter or thing relating to or affecting the Property including, without limitation: (a) the value, condition, merchantability, marketability, profitability, suitability, or fitness for a particular use or purpose of the Property; (b) the manner or quality of the construction or materials incorporated into any of the Property; and (c) the manner, quality, state of repair or lack of repair of the Property. Developer agrees that with respect to the acquisition of the Property and development of the Project, it has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of the CRA or any employee, officer, or agent of the CRA, except as specifically set forth in this Agreement or in the Grant Agreement. Developer represents that it is a knowledgeable buyer of real estate and that it is relying solely on its own expertise; and that it will conduct such inspections and investigations of the Property, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same, and, upon Closing, shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by its inspections and investigations. Developer acknowledges and agrees that upon Closing, the CRA shall convey to the Developer and Developer shall accept the Property “as is, where is”, with all faults; and there are no oral agreements, warranties, or representations (except as herein specifically provided), collateral to or affecting the Property by the CRA, any agent of the CRA, or any third party. Developer further acknowledges that the CRA has no obligation to make repairs, replacements or improvements except as may otherwise be expressly stated herein. The terms and conditions of this section shall expressly survive the Closing and not merge or be incorporated into the Deed. The CRA is not liable or bound in any manner by any verbal or written statements, representations, or information pertaining to the Property furnished by the CRA, or any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth herein or in the Grant Agreement.

2.4          Due Diligence.

a.            Due Diligence. Developer shall have a period of ninety (90) days after the Effective Date (the “Due Diligence Period”) to make its examination and inspection of the Property, including taking such soil and engineering tests, studies and samples and to otherwise inspect the Property to determine, in Developer’s sole and absolute discretion, whether the Property is suitable for Developer’s purposes. No invasive testing or boring other than customary soil tests and environmental assessments shall be done without prior notification to the CRA and CRA’s written authorization of the same. If Developer discovers any hydrocarbon substances, polychlorinated biphenyls, or any other hazardous or toxic substances, wastes or materials (as determined under federal, state or local law then in effect), asbestos or asbestos-bearing materials or other environmental condition subject to legal requirements for corrective action or otherwise affecting all or any portion of the Property, Developer shall immediately notify the CRA. The cost of Developer’s due diligence investigation as provided herein shall be borne solely by Developer. The CRA shall cooperate in providing to Developer any related Property information in the CRA’s possession as may be reasonably requested by Developer. Developer shall provide to the CRA copies of all due diligence reports prepared by or for Developer promptly upon the receipt or preparation of such reports.

b.            Access. Developer shall have the right to commence Developer’s inspection of the Property immediately after the Effective Date and after the CRA’s receipt of written evidence that Developer has procured the insurance required by subsection 2.4(c) of this Agreement. Developer’s physical inspection of the Property shall be conducted during normal business hours at times mutually acceptable to the CRA and provided that Developer shall not interfere or otherwise interrupt the parking operations on the Property. In the event that Developer has exercised all reasonable diligence to complete customary investigations of the Property during the Due Diligence Period but is unable to obtain sufficient access to the Property for such investigations and provides written notice to the CRA that Developer needs additional time to complete its due diligence, the CRA’s Chair shall have the right to grant a one time extension of the Due Diligence Period of no more than sixty (60) days.

c.            Insurance. Developer shall obtain or cause its consultants to obtain, at Developer’s sole cost and expense prior to commencement of any investigative activities on the Property, a policy of commercial general liability insurance covering any and all liability of Developer and the CRA with respect to or arising out of any investigative activities. Such policy of insurance shall be an occurrence policy and shall have liability limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence for bodily injury, personal injury and property damage liability. Such policy shall name the CRA and City as additional insureds and shall be in form and substance satisfactory to the CRA. In the event Developer’s activities on the Property, in the reasonable judgment of the CRA’s Risk Manager, indicate the need for additional insurance coverage or different types of insurance, Developer shall, upon request, obtain such insurance and provide CRA with evidence thereof.

d.            Indemnification. During the Due Diligence Period, Developer shall protect, indemnify, defend and hold the Property, CRA and CRA’s officers, employees, and agents free and harmless from and against any and all claims, damages, liens, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and court costs (collectively “Liabilities”), resulting from Developer’s inspection and testing of the Property, including, without limitation repairing any and all damage to any portion of the Property, arising out of or related to (directly or indirectly) Developer’s inspections, surveys, tests and studies unless such Liabilities arise from the negligence of the CRA. Developer shall keep the Property free and clear of any mechanics’ liens or materialmens’ liens related to Developer’s right of inspection and the activities contemplated by this Agreement. This indemnification shall survive the conveyance of the Property to Developer and shall not be merged with the Deed (as defined herein) and shall survive any termination of this Agreement.

e.            Termination. If, prior to the expiration of the Due Diligence Period, Developer is not satisfied with respect to the Property for any reason, Developer may, in its sole and absolute discretion, terminate this Agreement upon written notification to the CRA (“Notice of Termination”), in which case this Agreement and the Grant Agreement shall be terminated and the Parties shall have no further liability or obligation hereunder except for those obligations which expressly survive termination.

f.            Signage. Within thirty (30) days of the expiration of the Due Diligence Period Developer shall install signage on the Property announcing its intended use.

2.5          Title; Survey.

a.           Title. Within sixty (60) days of the Effective Date, Developer shall obtain a title commitment (“Title Commitment”) for owner’s title insurance policy for the Property and shall deliver a copy of the Title Commitment to the CRA accompanied by one copy of all documents affecting the Property and which are set forth as exceptions on the Title Commitment. Prior to the Closing, Developer shall obtain an updated commitment to the original Title Commitment for the Property which shall show no new matter not disclosed in the initial Title Commitment as approved by Developer. Developer shall give CRA written notice (the “Title Notice”) prior to the expiration of the Due Diligence Period if Developer objects to any of the title exceptions. In the event Developer objects to any title exception(s), Developer shall state in the Title Notice which exception(s) set forth on the Title Commitment (or updated Commitment) are unacceptable and CRA shall use its best efforts to eliminate those exceptions. All title exceptions not timely objected to by Developer shall be deemed “Permitted Exceptions.” CRA shall furnish good and marketable title to the Property, subject only to the Permitted Exceptions. Upon receipt of the Title Notice, CRA shall attempt to eliminate or modify all unacceptable matters to the satisfaction of Developer. Developer may, at any time, waive in writing its objection to title and accept title to the Property subject to the exceptions objected to by Developer. In the event Developer does not waive its objections (as set forth in the Title Notice) and if CRA is unable to remove the matters within thirty (30) days after receipt of the Title Notice, Developer may, at its option (i) accept title subject to the objections raised by Developer, in which event said objection(s) shall be deemed waived for all purposes, or (ii) rescind this Agreement, whereupon this Agreement shall terminate. Developer shall elect one of the two options specified in the preceding sentence within five (5) business days after Developer receives notice from CRA that CRA is unable to remove such other exceptions objected to by Developer.

b.           Survey. Within sixty (60) days after the Effective Date, Developer, at its expense, may, as it deems appropriate, obtain an accurate boundary survey of the Property showing all recorded easements on the Property, calculating the area of the Property in acres and including the surveyor’s description of the Property. If the Survey shows any defects or matters unacceptable to Developer, including without limitation, any matter which would prevent the elimination of the survey exception from the Title Commitment, the same shall be treated as a title defect as provided in Section 2.5(a) above.

2.6          Reservation of Rights. The CRA reserves the right to continue to use the Property, and shall be entitled to retain all revenue generated by such use, until the Property is conveyed to Developer. After the date of conveyance of the Property, the CRA may continue to utilize the Property for public parking pursuant to a written lease agreement with Developer for $1 rent per year which lease shall provide (a) that claims arising out of the maintenance and operation of the public parking shall be the responsibility of the CRA; and (b) that Developer shall have the right to terminate the lease upon thirty (30) days written notice to the CRA at such time that Developer is ready to commence site work on the Property for construction of the Phase I Improvements. Without waiving the right to sovereign immunity as provided by Section 768.28, Florida Statutes, CRA acknowledges to be self-insured for General Liability under Florida sovereign immunity statutes with coverage limits of $100,000 Per Person and $200,000 Per Occurrence; or such monetary waiver limits that may change and be set forth by the legislature. When requested, CRA shall provide an affidavit or Certificate of Insurance evidencing insurance, self-insurance and/or sovereign immunity status, which Developer agrees to recognize as acceptable for the above mentioned coverages. Compliance with the foregoing requirements shall not relieve the CRA of its liability and obligations under this Agreement.

ARTICLE III
CONVEYANCE OF PROPERTY; POST CLOSING OBLIGATIONS

3.1          Closing; Deed. Conveyance of the Property shall occur within forty five (45) days after the expiration of the Due Diligence Period or the earlier satisfaction of the Due Diligence Period by written notice by Developer to the CRA acknowledging completion of its due diligence and waiver of its right to terminate (“Closing”). The Property will be conveyed at Closing to Developer for the sum of $10.00 by Special Warranty Deed in substantially the form attached hereto as Exhibit B (“Deed”). The Parties acknowledge and agree that the Deed shall incorporate, as a restrictive covenant, the terms and conditions of this Agreement. Developer shall be responsible for obtaining title insurance and paying for all closing costs except for the CRA’s or City’s attorneys’ fees, which shall be borne by the CRA or the City. At the Closing the CRA shall execute and deliver to Developer (a) the Deed; (b) a Seller’s affidavit in form and content as may be reasonably required by the title company to provide the gap coverage necessary to issue at Closing an endorsement to the Title Commitment deleting the standard gap exception, the standard mechanic’s lien exception and the standard parties in possession exception; (c) Non-foreign affidavit evidencing that Purchaser shall not be liable for transfer liability under Section 1445 of the Internal Revenue Code, as amended; and (d) a counterpart of the closing statement. Developer shall execute and deliver a counterpart of the closing statement.

3.2          Post Closing Obligations. Developer and CRA shall each use all reasonable efforts to satisfy their respective conditions set forth in this section (collectively, the “Post Closing Obligations”) by December 31, 2012 (as may be extended). Developer shall provide the CRA monthly with a written report describing the status of its efforts to satisfy its Post Closing Obligations.

a.            Developer shall obtain construction financing for no less than one hundred percent (100%) of the cost of construction for the Phase I Improvements, as evidenced by a written commitment from an institutional lender to finance the construction of the Phase I Improvements conditioned only upon those matters typically contained in a bank commitment letter (“Construction Financing”).

b.            Developer shall obtain all required governmental regulatory permits, including City foundation and demolition permits, approvals or other consents necessary to permit Developer to proceed with the Phase I Improvements including DRI Level III Site Plan Approvals from the City; provided, however that a building permit for vertical improvements from the City shall not be required to satisfy this condition. Developer shall be responsible for preparing and filing the documents required for all such approvals and for all costs and expenses of any such preparation and submittal. Such documents shall be submitted to CRA for review and approval prior to filing with the authorities. CRA acknowledges that time is of the essence for such review and approval. CRA shall in good faith cooperate with Developer’s request for approval of a Level III Site Plan(s) for the Property. Such applications shall be at Developer’s sole cost and expense. To the extent required by applicable law, CRA shall execute all necessary consents and applications for the same, provided such requests comply with the terms and conditions of this Agreement and all applicable laws, ordinances, codes and regulations.

c.            Developer shall enter into a contract with FSU to provide consulting services to Developer for the DDI program for a term of not less than ten (10) years from the date of issuance of the Certificate of Occupancy for Phase I.

d.            Developer shall have a written commitment from FSU to lease a minimum of 50,000 square feet of Phase I for the FSU Film School for a minimum of ten (10) years commencing upon the date of issuance of the Certificate of Occupancy for Phase I.

e.            The CRA shall cause the abandonment and/or vacation of the fourteen foot (14’) alley bisecting the Property as identified on the sketch attached hereto as Exhibit C (“Alley”). Notwithstanding the foregoing, the abandonment of the Alley shall be subject to (i) the Utility Easement dated December 2, 1998 and recorded at ORB 10788, Page 448; and (ii) existing utilities located in the Alley. Any utilities located in the Alley, if any, shall be relocated by Developer at its sole cost and expense.

3.3          Satisfaction of Post Closing Obligations. Upon satisfaction of Developer’s Post Closing Obligations set forth in subsections 3.2(a) – 3(d), Developer shall provide written notice to the CRA and shall provide documentation evidencing the satisfaction of the same.

3.4          Reverter. The Deed shall provide that (a) in the event Developer does not satisfy the Post Closing Obligations by December 31, 2012 (as may be extended in accordance with Section 3.6), or (b) commence Vertical Construction of the Phase I Improvements by December 31, 2013 (as such date may be extended in accordance with Section 3.6), then, all right, title and interest in and to the Property shall automatically revert to the CRA. “Vertical Construction” shall be defined as setting the first column to raise the new building structure and shall not include work associated with a demolition or foundation permit. The Parties acknowledge and agree that Article VIII shall not apply to the reverters provided for in this Section.

3.5           Single Purpose Entity. CRA acknowledges and agrees that Developer shall be permitted to create a wholly owned single purpose entity (“SPE”) to hold title to, develop and operate the Property, and that DDH may assign any and all rights it possesses hereunder to a SPE, provided that (a) the Deed into such SPE shall contain the reversionary interests to the CRA described in Section 3.4 hereof, and (b) Developer unconditionally guarantees the full and timely performance by the SPE of all duties to be performed and covenants to be fulfilled by Developer under this Agreement, the Grant Agreement or any other agreement entered into between Developer and CRA related to the Property and the continuing accuracy of all representations and warranties made by Developer set forth in this Agreement, the Grant Agreement or any other agreement entered into between Developer and CRA related to the Property. In the event of any breach of or non performance under the Agreement, the Grant Agreement or any other agreement entered into between Developer and CRA related to the Property, the CRA may, in its sole election, proceed directly against Developer on the above guarantee without joining SPE as a party. In the event of any dispute with the CRA, Developer hereby waives any corporate form, identity of parties, or similar organizational structure defense it might have as guarantor of the performance of SPE under the Agreement, the Grant Agreement or any other agreement entered into between Developer and CRA related to the Property. CRA and Developer expressly acknowledge and agree that the option for Developer to hold title to, develop, and operate the Property through a SPE shall not in any way relieve Developer of any of its obligations to CRA contained in this Agreement or the Grant Agreement.

3.6           Extensions. If requested by Developer, CRA may extend the times for performance set forth in subsections 3.2(a) - (d) in increments up to three (3) months, provided that Developer is using commercially reasonable efforts to satisfy its performance obligations. Such extensions shall be set forth in amendments to the Agreement, are subject to the reasonable approval of the CRA Board and shall not exceed a collective total of twelve (12) months for all extensions authorized by CRA. Any extensions granted by the CRA shall automatically extend all subsequent deadlines established herein by the same amount of time, including, without limitation, the time frames set forth in Section 3.4 herein.

3.7           Obligation to Record. The Parties agree that at Closing this Agreement shall be recorded in the Official Records of Palm Beach County and that the Deed shall incorporate, as a restrictive covenant, the terms and conditions of this Agreement.

ARTICLE IV
PHASE I

4.1           Phase I Improvements. Developer shall construct, at its sole cost and expense, on a mutually agreed upon portion of the Property, the legal description for which shall be determined upon approval of the DRI Level III Site Plan and attached hereto as Exhibit D (“Phase I Parcel”) a minimum of 150,000 total square feet (excluding parking) in improvements (“Phase I Improvements”). The Phase I Improvements shall include approximately (a) 50,000 square feet to be occupied by FSU for use by FSU’s Film School for its major focused on emerging motion picture media and for its Torchlight Program (“FSU Improvements”); (b) 50,000 square feet for DDI for an educational program committed to digital technology, and (c) 50,000 square feet for a DDH production facility. For any additional leasable space in Phase I, if any, Developer shall use commercially reasonable efforts to recruit and secure tenants that are connected to the digital media or entertainment industry.

4.2          Construction Obligations.

a.            Developer shall: (i) commence Vertical Construction of the Phase I Improvements (such date of commencement being defined as the “Construction Commencement Date”) by December 31, 2013; and (ii) proceed diligently and continuously with the development and construction of the Phase I Improvements so that a certificate of occupancy (“Certificate of Occupancy”) for the Phase I Improvements is received by no later than December 31, 2014 (“Construction Completion Date”). Notwithstanding the foregoing, in the event Developer does not receive its Certificate of Occupancy by June 30, 2014, for each day from July 1, 2014 until issuance of the Certificate of Occupancy, Developer shall pay to the CRA an amount equal to the revenue that would have been received by the CRA from the City if the Certificate of Occupancy had been issued on June 30th, 2014 and the Property was assessed as of January 1, 2014. In such event, Developer and CRA shall calculate, and Developer shall pay quarterly commencing July 1, 2014, the temporary revenue amounts due using the millage rate then in effect and the assessed value per square foot of City Tower as a proxy for the future assessed value of the completed Phase I Improvements. Within thirty (30) days after the Certificate of Occupancy for Phase I is issued and Phase I is assessed by the Palm Beach County Property Appraiser, Developer and CRA shall “true up” the revenue payments for the temporary period from July 1, 2014 until issuance of the Certificate of Occupancy.

b.            Developer shall construct the Phase I Improvements in accordance with the Plans and Specifications, as defined below, and in a good and workmanlike manner, free of liens and defects, utilizing the quality and materials of construction generally utilized for a project comparable in scope, magnitude and location.

c.            Developer will: (i) ensure that sufficient manpower and materials are deployed throughout the development and construction of the Phase I Improvements, (ii) proceed with all necessary diligence towards the completion of the development and completion of the Phase I Improvements, and (iii) not abandon or otherwise terminate the development and construction of the Phase I Improvements.

d.            Developer shall construct Phase I in accordance with the DRI and all other laws, rules, regulations, orders, codes, and requirements of all governmental authorities having jurisdiction over Developer or the Property (“Requirements”). Developer shall be responsible for timely payment of all applicable permitting, licensing, utility connection and similar fees and charges in connection with the design and construction of the Phase I Improvements.

e.            Developer shall construct the Improvements to meet the United States green building Council (USGBC) Leadership in Energy and Environmental Design (LEED) rating system, the green building Initiative’s green Globes rating system, the Florida green building Coalition standards, Environmental Protection Agency’s EnergyStar, International Code Council’s Green Building Code, or a nationally recognized, high-performance green building rating system. Certification by one of the above rating systems is not mandatory, however, demonstrated evidence of compliance to their minimum standard shall be provided to the CRA.

4.3          Design and Construction Review Procedures.

a.            Developer acknowledges that the Property is the gateway to the City and that the City and CRA expect any Improvements to be iconic. As such, in addition to the City’s regulatory process, CRA shall have the right to review and approve the Plans and Specifications, as defined below, for the exterior architectural design and construction of the Phase I Improvements.

b.            Developer shall submit a concept plan (“Concept Plan”) and an estimate of the total project costs for the Phase I Improvements to the CRA. The Concept Plan shall include conceptual drawings, architectural renderings, exterior elevations, facades, proposed site and landscaping plans and a narrative description of the design and construction standards and materials proposed for the exterior finishes and appearances. The CRA shall have forty-five (45) days after receipt thereof to approve or disapprove the Concept Plan. Notwithstanding the foregoing, CRA shall not require changes to the design that will increase the total project costs (including soft costs, hard costs, tenant improvements, financing, etc.) above 5% of the total project cost as submitted by the Developer with the Concept Plan, or that will negatively impact the functionality of the Improvements. If the CRA disapproves the Concept Plan, Developer shall be given written notice of such disapproval setting forth the reason(s) for such disapproval. The Concept Plan, or any portion thereof, shall be resubmitted for approval within thirty (30) days of such disapproval. Developer acknowledges that the CRA’s review and approval of the plans is not limited to governmental requirements and may include reasonable subjective considerations relating to the overall visual appearance of the Project.

c.            The schematic plans (“Schematic Plans”), design development plans and construction plans (collectively, the “Plans and Specifications”) for Phase I and Developer’s construction of the Phase I Improvements shall be substantially in accordance with the approved Concept Plan. Developer shall not proceed with design or construction of any aspect of Phase I which materially deviates from the approved Concept Plan without first obtaining the CRA’s written approval. Whether or not any approval by the CRA is required, Developer shall submit to the CRA true, correct and complete copies of the Schematic Plans and the Plans and Specifications, and any material amendments or modifications thereto, promptly following their preparation. In the event of termination of this Agreement prior to completion of construction of the Phase I Improvements, all Plans and Specifications relating to the Phase I Improvements will become the property of the CRA without restriction or limitation on their use. Any reuse of Developer’s Plans and Specifications by CRA in such event will be at no additional cost to the CRA or Developer, shall be at CRA’s sole risk, and Developer shall not be liable to CRA or any other entity in connection with any such use of the Plans and Specifications. Developer shall deliver to the CRA a final development budget after the bidding of construction contracts including an itemization of all costs allocated to the construction of the FSU Improvements.

d.           In no event shall the CRA or the City have any liability in connection with the construction or operation of the Property as a result of or arising from any approvals relating thereto given or withheld (or the right to give or withhold such approvals) pursuant to this Agreement, or a result of or arising from any other right to review, comment on or evaluate any plans, drawings, specifications or other documents in connection with the construction or operation of the Improvements. In no event shall any such review, approval, comment or evaluation by the CRA relieve Developer of any liability or responsibility under this Agreement, it being understood and agreed that the CRA is at all times ultimately relying on Developer’s skill, knowledge and professional training and experience in preparing (or causing the preparation of) any plans, drawings, specifications or other documents.

e.           Developer shall notify the CRA in writing of the names of all architects, engineers, construction contractors, project managers and other design and construction consultants engaged by Developer in connection with the design and construction of the Improvements (collectively the “Project Design and Construction Contractors”). The CRA shall have no right of approval with respect to any such engagement; provided, however, that Developer covenants and agrees that all Project Design and Construction Contractors shall have experience with the type of project being undertaken and shall be duly licensed to practice under the laws of the State of Florida.

f.           Prior to commencement of construction of the Phase I Improvements, Developer shall obtain, or cause each of its construction contractors who are acting as general contractors to obtain, payment and performance bonds, insuring the performance of the completion of the Phase I Improvements, acceptable in all respects to the CRA from a corporate surety authorized to do business in the State of Florida, reasonably acceptable to the CRA, and naming the City and CRA as dual obligees.

4.4          Principal Members; Project Administration

a.            Developer hereby designates Christina Dixon as the “Developer’s Project Representative” to represent Developer in all of its dealings with the CRA and City relating to the construction of the Phase I Improvements.

b.            The CRA shall take all actions necessary to ensure that a City/CRA project team is formed to assist Developer in expeditious completion of development and construction of the Phase I Improvements. The project team will include staff from Planning & Zoning, Engineering, Public Utilities, Construction Services and the Office of the City Attorney. Within thirty (30) days after execution of this Agreement, the CRA will designate a senior administration official (“CRA’s Project Representative”) as the primary point of contact for Developer and Developer’s representatives, agents, and contractors to interact with regarding all matters relating to the Property and the development and construction of the Phase I Improvements.

c.            Principal Members. In addition to the designation of Developer’s Project Representative, Developer shall assign and direct principal members to the development and implementation of the Improvements. Specifically, in furtherance thereof, both John Textor and Jonathon Teaford, or their equivalent replacements (“Principal Members”), will each devote substantial portions of their professional time to the performance of Developer’s obligations under this Agreement.

d.            Project Administration. The CRA’s Project Representative and Developer’s Project Representative shall meet regularly with each other and with other representatives of the Parties throughout the construction of the Improvements with the frequency and scope of such meetings to be determined mutually by the Parties’ Project Representatives, in their reasonable judgment, based on the then-current status of the Project. Developer shall provide the CRA with periodic written reports and briefings concerning the status of its performance of obligations under this Agreement including without limitation design and construction activity.

4.5          Parking Facility. The Phase I Improvements shall include a parking structure for use by tenants (“Parking Facility”). Developer shall, upon request by the City or CRA, evaluate the feasibility of opening the Parking Facility to the public at times that the Parking Facility is not being used by the Phase I tenants. Developer further agrees that in the event that it elects to open the garage to the public and contract with a parking garage operator to operate the Parking Facility, that it shall give the CRA a right of first refusal to operate the Parking Facility pursuant to commercially reasonable terms of a negotiated parking management agreement.

4.6          Financing for Phase I Improvements.

a.            Construction Financing. Developer shall be responsible for securing construction financing for the construction of the Phase I Improvements (“Construction Financing”).

b.            Partial Take Out Financing. The Parties have agreed that, at Developer’s option, a portion of the construction costs incurred in connection with the development and construction of Phase I (the “Partial Take Out Financing”) will be financed, upon completion of Phase I, by the CRA. At least one hundred twenty (120) days prior to the anticipated receipt of the Certificate of Occupancy for the Phase I Improvements, Developer shall provide written notice to CRA specifying the anticipated date of issuance of the Certificate of Occupancy and the amount of Partial Take Out Financing desired. Upon receipt of the notice, the CRA shall use its best efforts to initiate the process to issue the Partial Take Out Financing provided that the Partial Take Out Financing shall not in any event exceed the Maximum Financing Amount. The “Maximum Financing Amount” (i) shall not exceed Fifteen Million Dollars ($15,000,000) plus a debt service reserve, if required, and shall be inclusive of the CRA’s and Developer’s financing costs incurred through construction attributable to the amount equal to the Partial Take Out Financing, cost of issuance, and Developer’s cost for a CRA representative to review the Phase I plans, specifications, budgets and invoices; (ii) shall not be greater than the amount of the senior loan; and (iii) shall not in any event exceed thirty percent (30%) of Developer’s total project costs for the Phase I Improvements. Any costs and expenses of the Phase I construction project in excess of the Maximum Financing Amount shall be the sole responsibility of Developer. “Construction Costs” shall be defined as hard and soft construction costs and tenant improvements. The Partial Take Out Financing shall be structured and sold as determined by the CRA, in its sole discretion, in accordance with federal and state law and is expected to be in the form of taxable financing. Notwithstanding anything herein to the contrary, Developer shall have the right to secure its own permanent financing or to extend the term of its Construction Financing and, in such event, shall provide written notice to the CRA of such election and rejection of the CRA’s Partial Take Out Financing. The CRA shall have no obligation to close on the Partial Take Out Financing unless and until the Certificate of Occupancy is issued for the Phase I Improvements. The CRA shall use commercially reasonable efforts to obtain the most favorable terms for the Partial Take Out Financing available to the CRA and agrees that the minimum term of the Partial Take Out Financing shall be twenty (20) years unless otherwise agreed to by Developer.

c.            Loan Terms. Developer shall pay to the CRA: (i) the debt service on the Partial Take Out Financing, (ii) amounts necessary to replenish any debt service and other reserves relating to the Partial Take Out Financing, (iii) amounts necessary to reimburse the CRA and/or the City, if applicable, for payments made by either in connection with the Partial Take Out Financing, and (iv) any other amounts due in connection with the Partial Take Out Financing. The loan shall be paid as set forth in agreements to be entered into between the CRA and Developer with respect to the Partial Take Out Financing, including but not limited to a promissory note, and shall be secured by a second mortgage on the Phase I Parcel that is subordinate to not more than $35 million in senior loans, a security fund as described in subsection (d) below, an Assignment of Leases and Rents as described in subsection (e) below, a personal guarantee of repayment of the Partial Take Out Financing by John Textor (the “Guarantee”) as described in section (g) below, and key man insurance as described in subsection (f) below. CRA agrees to subordinate its subordinate mortgage interest to any future refinance or modification of the first mortgage debt by Developer provided that the outstanding amount of the first mortgage debt is not increased. The repayment schedule set forth in the loan agreement shall provide for monthly payments to the CRA and shall be structured to require that Developer makes sufficient payments to the CRA so that the CRA will have one hundred percent of the funds needed to meet the CRA’s debt obligations no less than thirty (30) days prior to the payment due date.

d.            Security Fund. Commencing on the issuance of the Partial Take Out Financing, Developer shall pay to the CRA an additional payment equal to 1/12th of the maximum annual debt service on the Partial Take Out Financing. The payment shall be paid annually on the anniversary of the issuance of the Partial Take Out Financing, until the equivalent of the maximum annual debt service on the Partial Take Out Financing has been received as a security fund to secure Developer’s performance of the repayment of the Partial Take Out Financing. Developer’s obligation to pay the annual security payment shall cease upon the receipt by the CRA of an amount equal to the maximum annual debt service on the Partial Take Out Financing provided however that Developer shall have a continuing obligation to replenish the Security Fund in the event that the CRA withdraws funds to pay Developer’s debt service obligations. CRA may elect to use the funds to pay the debt service payments on the Partial Take Out Financing due in the final year of the loan. Within thirty (30) days after the payoff of the Partial Take Out Financing, CRA shall pay to Developer any funds remaining the Security Fund, including any interest earned on the deposits remaining in the Security Fund.

e.            Assignment of Rents and Leases. Upon issuance of the Partial Take Out Financing as provided for in Section 4.6 hereof, Developer shall execute and deliver to CRA an Assignment of Rents and Leases granting CRA a second priority security interest in the rental income, but not in CAM or other charges, generated by the tenants of Phase I, as additional collateral for the repayment by Developer of the Partial Take Out Financing. Such security interest shall be subordinated to not more than $35 million in senior financing. Upon Developer’s payoff of the Partial Take Out Financing, CRA shall record a Termination of the Assignment of Rents and Leases. Developer shall also provide CRA with a second priority security interest in such other collateral that may be situated at the Property and serving as security for the senior loan.

f.            Key Man Insurance. Prior to the closing of the Partial Take Out Financing, Developer shall deliver to CRA, as additional security for the repayment of the Partial Take Out Financing, a key man insurance policy, insuring the life of John Textor, in an amount not less than the equivalent of three years of the maximum annual debt service. The City and CRA shall be named as beneficiaries to the policy.

g.            Guaranty. Prior to the issuance of the Partial Take Out Financing, Developer shall deliver to the CRA a Guaranty executed by John Textor, in the form attached as Exhibit E (“Guaranty”) wherein Mr. Textor personally guarantees the repayment of the Partial Take Out Financing. The CRA shall have no obligation to issue the Partial Take Out Financing unless and until it receives the executed Guaranty. The parties acknowledge and agree that if delivered the Guaranty will terminate immediately and automatically upon Developer’s payoff of the Partial Take Out Financing.

ARTICLE V
PHASE II IMPROVEMEMTS

5.1          Phase II Improvements. Within five (5) years from the issuance of the Certificate of Occupancy for the Phase I Improvements, Developer shall commence Vertical Construction of the Phase II Improvements, at its sole cost and expense, on the remaining portion of the Property, the legal description for which shall be determined upon approval of the Level III Site Plan for Phase I and attached hereto as Exhibit F (“Phase II Parcel”). The “Phase II Improvements”, excluding parking, shall have a minimum square footage of 500,000 total square feet reduced by the amount of the total square footage, excluding parking, of the Phase I Improvements.

5.2           Design Approval. Developer acknowledges that the Property is the gateway to the City and the CRA and the City expect any development on the Property to be iconic. As such, in addition to the City’s regulatory approval process, the CRA shall have the right to review and approve the plans for the design and construction of the Phase II Improvements, including landscaping, in accordance with the Design and Construction Review Procedures set forth in Section 4.3. Notwithstanding the foregoing, CRA shall not require changes to the design that will increase the total project costs (including soft costs, hard costs, tenant improvements, financing, etc.) by more than five percent (5%) above the total project costs set forth in the project cost budget, or that will negatively impact the functionality of the Phase II Improvements.

5.3           Tenant Restrictions. For a period of five (5) years from the initial lease up of Phase II, not more than twenty percent (20%) of the initial leases for leased space in Phase II shall be leased to non-profit tenants or tenants moving from within a five (5) mile radius from the Property and within the City limits without the prior written consent of the CRA’s Chair, which consent shall not be unreasonably withheld. At the CRA’s request, Developer shall provide to the CRA a schedule of all leases, giving the names of all tenants, a description of the space leases and such other information as the CRA reasonably may request.

5.4           Failure to Construct. In the event that Developer does not commence Vertical Construction of Phase II within five (5) years from the issuance of the Certificate of Occupancy for the Phase I Improvements, Developer shall elect to either (a) pay to the CRA, as liquidated damages but not as a penalty, the sum of Three Million Dollars ($3,000,000); or (b) convey the Phase II Parcel to the CRA. Developer shall notify the CRA of its election on or before the 5th anniversary of the Phase I Certificate of Occupancy and such payment or reconveyance shall occur within thirty (30) days thereafter.

5.5           Prohibition on Transfer. Developer acknowledges that the CRA is conveying the Property to Developer as an economic incentive to encourage development of the Project by Developer. Therefore, as a portion of the consideration for the conveyance of the Property, Developer agrees that until the earlier of (a) the expiration of nine (9) years from the issuance of the Certificate of Occupancy for the Phase I Improvements, or (b) the issuance of the Certificate of Occupancy for the Phase II Improvements, Developer may not sell, assign, transfer or convey the Phase II Parcel to an unrelated third party in an arms-length transaction except in the following circumstance: Developer must pay to the CRA fifty percent (50%) of the amount by which the sales price for the Phase II Parcel exceeds the value of $95.00 per square foot as determined by the appraisal dated September 27, 2010 prepared by Anderson & Carr, Inc. and that the Phase II parcel may not be sold for less than fair market value as determined by a current appraisal. To establish the fair market value for Phase II, Developer and CRA each shall obtain an appraisal from a member of the MAI. If the two appraised values are within 25% of each other, fair market value will be the average of the two values. If not, a third appraisal shall be performed by an appraiser agreeable to both parties, and fair market value shall be the average of the three values. Each party shall bear the expense of the appraisal it commissions, and shall contribute 50% of the cost of the third appraisal, if any. The provisions of this Section 5.5 shall survive the Closing and shall be set forth in the Deed.

5.6           Extension of Prohibition on Transfer. If Developer is unable to secure a Replacement Educational Tenant, as required in Section 2.04 of the Grant Agreement, the terms of which are incorporated herein, the restriction of transferring the Property set forth in Section 5.5 above shall be extended from nine (9) years after the issuance of the Certificate of Occupancy for the Phase I Improvements to twenty (20) years.

ARTICLE VI
INDEMNIFICATION; LIMITATION OF LIABILTY

6.1           Indemnification. Developer shall indemnify, defend and hold harmless the CRA and City, and their respective employees, officials and agents (collectively, “Covered Persons”) from and against any and all claims, liabilities, expenses, losses, costs, damages, fines, penalties and causes or action of any kind and character, including attorneys’ fees, incurred or suffered by a Covered Person which is due to any act or omission of Developer arising as a result of (a) the acts or omissions of Developer or Developers officers, employees, agents under this Agreement; (b) the negligent or willful misconduct of Developer, Developer’s officers, employees or agents, or (c) the violation of federal, state, county or municipal laws, ordinances or regulations by Developer. This indemnification includes any costs, attorneys’ fees, expenses and liabilities incurred in the defense of any such claims or the investigation thereof. Developer agrees to pay all claims and losses and shall defend all suits, in the name of the CRA, its employees, and officers, including but not limited to appellate proceedings, and shall pay all costs, judgments and attorneys’ fees which may issue thereon. CRA reserves the right to select its own legal counsel to conduct any defense in any such proceeding and all costs and fees associated therewith shall be the responsibility of Developer under this indemnification provision. To the extent considered necessary by the CRA, any sums due Developer under this Agreement or the Grant Agreement may be retained by CRA until all of CRA’s claims for indemnification have been resolved, and any amount withheld shall not be subject to the payment of interest by CRA. This indemnification agreement is separate and apart from, and in no way limited by, any insurance provided pursuant to this Agreement or otherwise. The parties mutually acknowledge that the provisions of §725.08, Fla. Stat., have been fulfilled and govern this provision. This paragraph shall not be construed to require Developer to indemnify the CRA for its own negligence, or intentional acts of the CRA, its agents or employees. This clause shall survive the expiration or termination of this Agreement.

6.2           Limitation of Liability. The CRA desires to enter into this Agreement only if in so doing the CRA can place a limit on the CRA and City’s liability for any cause of action for money damages due to an alleged breach by the CRA of this Agreement, so that its liability for any such breach never exceeds of $100,000.00. Developer hereby expresses its willingness to enter into this Agreement with a $100,000.00 limitation on recovery for any damage action for breach of contract. Accordingly, Developer hereby agrees that neither the CRA nor City shall be liable to Developer for damages in an amount in excess of $100,000.00 for any action for breach of contract arising out of the performance or nonperformance of any obligations imposed upon the CRA by this Agreement. The foregoing provisions shall not preclude an action by Developer for specific performance. Nothing contained in this subsection or elsewhere in this Agreement is in any way intended to be a waiver of the limitation placed upon the CRA’s liability as set forth in Florida Statutes, Section 768.28.

ARTICLE VII
TAXES; MAINTENANCE

7.1          Taxes. From and after the Closing, Developer shall pay all ad valorem real property taxes and assessments, general and special, levied or assessed by a lawful authority against all or any portion of the Property. In the event that any portion of the Property is determined to be exempt from ad valorem real property taxes, Developer shall pay to the CRA an annual payment in lieu of taxes equal to the revenue CRA would have received had such portion of the Property not been determined to be tax exempt. Such payment amount shall be calculated using the proportional square footage of the tax exempt space, the millage rate then in effect, and an assessed value on the tax exempt space based on the assessed value of the Property. Developer shall also pay all intangible personal property taxes and assessments on the furniture, fixtures, inventory and equipment, and other property located on the Property and all sales tax assessed by the State of Florida or any other governmental authority.

7.2          Maintenance. Developer shall maintain the Property and the Improvements in a good, safe first class condition consistent with Class A office space.

ARTICLE VIII
DEFAULTS AND REMEDIES

8.01        Events of Default. The occurrence of any one or more of the following events shall constitute a Default hereunder:

a.	Failure by Developer to complete Phase I by December 31, 2014, as such date may be extended.

b.	In the event Developer fails to commence Vertical Construction of the Phase II Improvements in accordance with Section 5.4, failure to pay $3,000,000 or reconvey the Phase II Parcel to the CRA.

c.	If Developer makes or suffers any transfer of the Property except as permitted under Section 5.5.

d.	failure to observe or perform in any material respect any covenant, obligation or agreement contained herein or in the Grant Agreement.

e.
The material breach of any representation or warranty by either Party contained in this Agreement or the Grant Agreement if such material breach is not cured after written notice from the non-defaulting Party to the defaulting Party and a reasonable opportunity to cure such material breach.

f.
The filing by Developer of a petition to have Developer adjudged bankrupt or a petition for reorganization under any law relating to bankruptcy; or the appointment of a trustee or receiver to take possession of all or substantially all of Developer’s assets where such possession is not restored to Developer within ninety (90) days of such appointment.

8.2          Cure Period. In the event of a Default the non-defaulting Party shall provide written notice to the defaulting Party and the defaulting Party shall have thirty (30) days to cure such Default, provided that the cure period shall be extended if the Default cannot reasonably be cured within thirty (30) days and the defaulting Party is using commercially reasonable efforts to cure said Default.

8.3          Remedies for Default. Following the occurrence of a Default and the expiration of any applicable cure period, the non defaulting party may terminate this Agreement and the Grant Agreement. Additionally, the non-defaulting party shall have the right to have provisions of this Agreement enforced by any court having equity jurisdiction it being acknowledged that any such Default will cause irreparable injury to the non defaulting party and that money damages will not provide an adequate remedy.

ARTICLE IX
REPRESENTATIONS

9.1          Developer’s Representations. Developer represents and warrants that:

a.            Developer has been duly incorporated, is validly existing as a corporation under the laws of the State of Florida and is in good standing under the laws of the State of Florida.

b.            Developer has full corporate power to conduct its operations and has full corporate power to enter into this Agreement and to carry out all of the terms and conditions hereof.

c.            This Agreement has been duly authorized, executed and delivered by Developer and constitutes a valid and binding agreement of Developer, enforceable against Developer in accordance with its terms.

d.            Developer is, and after consummation of the transaction contemplated in this Agreement, will be able to realize upon its assets and pay its debts and liabilities, contingent liabilities and other commitments as they mature in the normal course of business.

e.            No proceeding looking toward merger, amalgamation, consolidation, liquidation or dissolution of Developer, or the sale or all or substantially all of the assets of Developer is pending or contemplated.

f.            Developer has no obligation or indebtedness that would impair its ability to fulfill the terms of this Agreement.

g.            No legal or governmental proceedings or investigations are pending, or, to the actual knowledge of Developer, threatened to which Developer is a party or to which the property of Developer is subject except for such proceedings or investigations which would not reasonably be expected to materially impact the ability of Developer to perform its obligations under this Agreement.

h.            Developer possesses all certificates, authorizations and permits issued by the appropriate federal, state, or local regulatory authorities necessary to conduct its operations.

i.            Developer has provided to the CRA audited financial statements and disclosures and CRA acknowledges that they have received these documents; such audited financial statements and disclosures are true and complete in all respects and fairly represent the financial position and results of operations of Developer in accordance with generally accepted accounting principles applied consistently, and no events or transactions have occurred subsequent to the date of the audited financial statements that would require adjustment to or disclosure in the audited financial statements; and there are no material liabilities or gain or loss contingencies that are required to be accrued or disclosed in the audited financial statements. Developer acknowledges that the CRA has relied on such audited financial statements and disclosures in its decision to enter into this Agreement.

j.           The financial projections provided by Developer to the CRA accurately represent Developer’s business intentions and are reasonable estimates of future performance based upon Developer’s knowledge and experience about past and current events and assumptions about conditions that Developer expects to exist and courses of action Developer expects to take. Developer acknowledges that the CRA has relied on such financial projections in its decision to enter into this Agreement and undertake its obligations hereunder or pursuant to this Agreement.

9.2          CRA’s Representations. CRA represents and warrants that:

a.           The CRA is a body corporate and politic organized pursuant to Chapter 163, Florida Statutes.

b.           The CRA has all requisite power and authority to enter into this Agreement and to carry out all the terms and provisions hereof.

c.           This Agreement has been duly authorized by all necessary action of the Board of Commissioners, executed and delivered by the CRA and constitutes a valid and binding agreement of the CRA.

9.3           Conflict of Interest. Developer represents and warrants that, to the best of its actual knowledge, no member, official or employee of the CRA, the City or any other governing body has any direct or indirect financial interest in this Agreement, nor has participated in any decision relating to this Agreement that is prohibited by law. Developer represents and warrants that, to the best of its knowledge, no officer, agent, employee or representative of the CRA, the City or any other governing body has received any payment or other consideration for the making of this Agreement, directly or indirectly from Developer. Developer represents and warrants that it has not been paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement, other than normal costs of conducting business and costs of professional services such as architects, engineers and attorneys. Developer acknowledges that the CRA is relying upon the foregoing representations and warranties in entering into this Agreement and would not enter into this Agreement absent the same.

9.4           No Brokers. The CRA and Developer each represents and warrants to the other that such party has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for such party in connection with this Agreement.

ARTICLE X
GENERAL PROVISIONS

10.1        Prohibition on Assignment. Except for the creation of a SPE in accordance with Section 3.7 hereof, Developer shall not transfer or delegate (by sale, assignment, pledge, license or otherwise) all or any of its interest or rights under this Agreement except with the prior written consent of CRA, which may be withheld in its sole discretion. Any such transfer or delegation made without CRA’s consent shall be void and ineffective and shall constitute a default by Developer under this Agreement.

10.2        Impact Fees. Developer shall pay any and all fees assessed or imposed by any state, county or local governmental or quasi-governmental body, agency or political subdivision in connection with any construction work contemplated hereby.

10.3        Complete Agreement. There are no oral agreements between CRA and Developer affecting this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, letters of intent and understanding, between CRA and Developer.

10.4        Compliance with Laws. Developer, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; with any direction or occupancy certificate issued pursuant to any law by any public officer or officers; and with the provisions of all recorded documents affecting the Property (including, without limitation, any ground agreement, mortgage or covenants, conditions and restrictions), insofar as any thereof relate to or affect the condition, use or occupancy of the Property, including, without limitation, structural, utility system and life safety system changes necessitated by Developer’s acts, use of the Property or by improvements made by or for Developer.

10.5        No Waiver. The waiver by CRA or Developer of any agreement, condition or provision herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained, nor shall any custom or practice which may grow up between the Parties in the administration of the terms hereof be construed to waive or to lessen the right of CRA or Developer to insist upon the performance by Developer in strict accordance with such terms.

10.6        Amendments. This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by CRA and Developer.

10.7        Non Discrimination. Developer specifically covenants and agrees that Developer shall not discriminate against or segregate any person or group of persons on account of race, sex, creed, color, national origin, ancestry, religion, disability, marital status, familial status, age, sexual orientation, gender identity or expression in the occupancy, use, lease, tenure or enjoyment of the Property or any activity carried out by the performance of this Agreement.

10.8        Force Majeure. Either Party hereto shall be excused from performing any of its respective obligations or undertakings provided in this Agreement, excepting any of its respective obligations or undertakings to pay any sums of money under the applicable provisions hereof, for so long as the performance of such obligations are prevented or delayed, retarded or hindered (plus such additional time that is mutually consented to by the Parties) by act of God, weather of unusual severity, fire, earthquake, flood, hurricane, explosion, action of the elements, war (declared or undeclared), invasion, insurrection, riot, mob violence, sabotage, malicious mischief, inability to produce or general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strikes, lockouts, action of labor unions, condemnation, public requisition, laws, order of government or any other cause, whether similar or dissimilar to the foregoing, not within the reasonable control of the respective Party if such Party hereto gives notice of such delay to the other Party within twenty (20) days of the occurrence of such event.

10.9        Access and Review of Developer’s Books and Records. Developer shall at all times keep and maintain at a location within the City, accurate and complete records pertaining to the Improvements including, without limitation, such matters required to demonstrate Developer’s compliance with its obligations under this Agreement. The CRA and its representatives shall have, during normal business hours and upon reasonable advance notice, access to inspect, review and photocopy any and all such books and records of Developer relating to the Improvements.

10.10      Notices. All notices and elections (collectively, “Notices”) required or permitted to be given or delivered by or to any Party hereunder, shall be in writing and shall be (as elected by the Party giving such notice) hand delivered by messenger, courier service or prepaid overnight delivery service, by electronic transmission producing a written record, or alternatively shall be sent by United States Certified Mail, with Return Receipt Requested. The effective date of any Notice shall be the date of delivery of the Notice if by personal delivery, courier services or prepaid overnight delivery service, or if mailed, upon the date which the return receipt is signed or delivery is refused or the Notice designated by the postal authorities as non-deliverable, as the case may be. The Parties hereby designate the following addresses as the address to which Notices may be delivered, and delivery to such address shall constitute binding notice give to such Party:

If to CRA:

West Palm Beach Community Redevelopment Agency
P.O. Box 3366
West Palm Beach, Florida 33402
Attn: Executive Director

With a Copy to:

City of West Palm Beach
Post Office Box 3366
West Palm Beach, Florida 33402
Attn: City Attorney

If to Developer:

Digital Domain Holdings Corporation
10521 SW Village Center Drive, Suite 201
Port St. Lucie, FL 34987
Attn: John Textor, CEO

10.11      Governmental Investigations. Developer shall cooperate fully and faithfully with any investigation, audit or inquiry conducted by any governmental authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by a governmental authority that is a party in interest to the transaction, contract, Agreement, permit or license that is the subject of the investigation, audit or inquiry. In addition, Developer shall promptly report to the City Attorney any solicitation, of which Developer’s officers or directors have knowledge, of goods, money, requests for future employment or other benefit or thing of value by or on behalf of any employee of the CRA, the City or other person relating to the obtaining of this Agreement by Developer or affecting the performance of this Agreement.

10.12      Time is of the Essence. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor.

10.13      Successors and Assigns. All rights and obligations granted or imposed by this Agreement, and each and every provision hereof, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.14      Governing Law and Venue. This Agreement shall be construed and interpreted, and the rights of the parties hereto determined, in accordance with Florida law. CRA and Developer submit to the jurisdiction of Florida courts and federal courts located in Florida. The Parties agree that proper venue for any suit concerning this Agreement shall be Palm Beach County, Florida, or the Federal Southern District of Florida. CRA and Developer each agree to waive all defenses to any suit filed in Florida based upon improper venue or forum nonconveniens.

10.15      Waiver of Jury Trial. CRA and Developer each waive the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Agreement. This waiver is knowingly, intentionally, and voluntarily made by each Party and each Party expressly acknowledges that neither the other Party nor any person acting on behalf of the other Party has made any representations of fact to include this waiver of trial by jury or in any way to modify or nullify its effect. Each Party acknowledges to the other that it has read and understands the meaning and effect of this waiver provision.

10.16      Integrated Agreement. This Agreement and the Exhibits attached hereto and forming a part hereof, constitute all covenants, promises, agreements, representations, conditions and understandings between the CRA and Developer concerning the Property, and there are no covenants, promises, representations, conditions or understandings by either Party or the agent of either Party hereto, either oral or written, between the Parties or relied upon by the Parties, other than are herein set forth. No subsequent alteration, modification, deletion, change or addition to this Agreement shall be binding upon the CRA or Developer unless same shall be in writing and signed by CRA and Developer.

10.17      No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed so as to confer upon any other Party the rights of a third party beneficiary.

10.18      Americans With Disabilities Act. Notwithstanding anything to the contrary contained herein, Developer, at its sole cost and expense, shall (i) cause all alterations, additions, improvements and repairs to the Property to comply with the provisions of the Americans with Disabilities Act (“ADA”) and other similar federal, state, and local laws and regulations, including, without limitation, any alterations required under ADA for the purposes of “public accommodations” (as that term is used in the ADA).

10.19      No Partnership Relationship. It is understood and agreed that CRA shall in no event be construed or held to be a partner or associate of Developer in the conduct of Developer’s business, nor shall CRA be liable for any debts incurred by Developer in the conduct of Developer’s business, but it is understood and agreed that the relationship is and at all times shall remain that of CRA and Developer.

10.20      Interpretation. Each of the Parties hereto acknowledges that they have been represented by their own counsel throughout the negotiations and drafting of this Agreement and therefore neither of the Parties hereto shall claim or assert that any provisions of this Agreement should be construed against the drafter of this Agreement.

10.21      Severability. In the event that any term or provision hereunder (or the application thereof to any person or circumstances) shall to any extent be held invalid or unenforceable, it is agreed that the remainder of this Agreement (or the application of such terms or provision to persons or circumstances other than those as to which it is held invalid or unenforceable), shall not be affected and every other term and provision of this Agreement shall be deemed valid and enforceable to the maximum extent permitted by law.

10.22      Remedies Cumulative. Each right and remedy of either Party provided for in this Agreement, except as expressly provided otherwise, shall be cumulative and shall be in addition to every right other right or remedy provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by a Party of any one or more of the rights or remedies provided for in this Agreement, or now or hereafter existing at law or in equity or by statute or otherwise, shall not preclude the simultaneous or later exercise by such Party of any or all other rights or remedies provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise.

10.23      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

10.24      Nonliability of Officials and Employees. No member, official or employee of CRA, the City or any other governing body (including, without limitation, the Chair, Mayor or the Commissioners) shall be personally liable to Developer, or any successor in interest, in the event of any default or breach by CRA of for any amount or obligation which may become due to Developer or successor under the terms of this Agreement; and any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such person, or under or by reason of the obligations, covenants or agreements contained in this Agreement, or implied therefrom are expressly waived and released as a condition or, and as a consideration for, the execution of this Agreement.

10.25      Performance of Government Functions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall in any way stop, limit or impair the City from exercising or performing any regulatory, policing, legislative, governmental or other powers or functions with respect to the Property or the Improvements including, by way of illustration but not limitation, inspection of the Improvements in the performance of such functions. Nor shall anything in this Agreement constitute or imply approval or special handling and/or consideration for or exemption from any permit by the planning, zoning, building or other regulatory authorities of the City. Developer shall be required to comply with all procedures and requirements applicable to the Project that would also be applicable to any similarly situated development projects in the City.

10.26 Radon Gas. RADON GAS IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. SELLER REPRESENTS THAT IT HAS RECEIVED NO NOTICE AND IS NOT OTHERWISE AWARE OF THE PRESENCE OF RADON GAS AT THE PROPERTY IN EXCESS OF APPLICABLE GOVERNMENTAL LIMITATIONS.

(signatures appear on following page)

IN WITNESS WHEREOF, CRA and Developer have caused this Development Agreement to be executed the day and year first above aforesaid.

Signed, sealed and delivered in the presence of:		WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY

/s/ Suzanne Payson		By:	/s/ Lois J. Frankel
Print Name:	Suzanne Payson		Lois J. Frankel, Chair

		Date:	11/1/2010

/s/ Randy M Sherman		Attest:	Lisa Hedge
Print Name:	Randy M Sherman		Deputy Secretary

Office of CRA Counsel Approved as to form And legal sufficiency
			By:	SVP
			Date:	12/1/10

DIGITAL DOMAIN HOLDINGS CORPORATION

/s/ Jonathan Teaford		By:	/s/ John Textor
Print Name:	Jonathan Teaford		John Textor, CEO

		Date:	11-1-10
/s/ Ed Winsford
Print Name:	Ed Winsford	Attest:
Secretary
/s/ Christina Dixon
Print Name:	Christina Dixon

STATE OF FLORIDA	)
COUNTY OF PALM BEACH	)ss

The foregoing instrument was acknowledged before me this 1day of November, 2010, by Lois J. Frankel, and  Lisa Hedge, as Chair and Secretary, respectively, of the West Palm Beach Community Redevelopment Agency, who are personally known to me.

Lindsay L. Schaefer
(NOTARY SEAL)	NOTARY PUBLIC

Printed name of notary

STATE OF FLORIDA	)
COUNTY OF ST. LUCIE	)ss

The foregoing instrument was acknowledged before me this 29 day of October, 2010, by John Textor, CEO of Digital Domain Holdings Corporation, who is personally known to me to be the person who subscribed to the foregoing instrument, and acknowledged that he executed the same on behalf of said corporation and that he was duly authorized so to do.

Lindsay Henry
(NOTARY SEAL)	NOTARY PUBLIC

/s/ Lindsay Henry
Printed name of notary

EXHIBIT A

THE PROPERTY

LOT(S) 2, 3, 4, 5, 6, 7, 8, 13, 14, 15, 16, 17, 18, 19 AND 20, BLOCK 58, TOGETHER WITH THE 14 FOOT ALLEY ADJACENT TO SAID LOTS AS SHOWN ON THE ASUBDIVISION OF BLOCK 58 MODEL LAND CO. ADDITION TO WEST PALM BEACH, FLORIDA,@ ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 2, PAGE 65. SAID LANDS SITUATE, LYING AND BEING IN PALM BEACH COUNTY, FLORIDA LESS THAT PORTION OF SAID LOTS 2, 4, 5, 6, 7 AND 8, TAKEN FOR OKEECHOBEE BOULEVARD RIGHT-OF-WAY AS PER INSTRUMENT RECORDED IN OFFICIAL RECORD BOOK 7115, PAGE 457, OF THE SAID PUBLIC RECORDS, LESS THE EAST 12.00 FEET OF SAID LOTS 2, 3, 18 AND 19, AS PER INSTRUMENT(S) RECORDED IN DEED BOOK 399, PAGE 371 AND IN DEED BOOK 401, PAGE 3, OF SAID PUBLIC RECORDS AND LESS THE EAST 10.00 FEET OF LOT 20.

EXHIBIT B

DEED

Prepared by, record and return to:

Suzanne Payson, Esquire
West Palm Beach Community
Redevelopment Agency
401 Clematis Street, 5th Floor
West Palm Beach, Florida 33401

PCN#

SPECIAL WARRANTY DEED
AND RESTRICTIVE COVENANT

This Special Warranty Deed is made this                          day of                  ,20       ,  by and between the West Palm Beach Community Redevelopment Agency, a body corporate and politic organized pursuant to Chapter 163, Florida Statutes, having an address at 401Clematis Street, West Palm Beach, FL 33401 (“Grantor”), and                                                      , a                                                               , having an address at                                                                              (“Grantee”).

WITNESSETH:

Grantor, in consideration of Ten and 00/100 ($10.00) Dollars, and other good and valuable consideration, to it paid by Grantee, the receipt whereof is hereby acknowledged, hereby grants, sells and conveys to Grantee, its successors and assigns forever all of that certain land situated and located in Palm Beach County, Florida and more particularly described as follows (the “Property”):

LOT(S) 2, 3, 4, 5, 6, 7, 8, 13, 14, 15, 16, 17, 18, 19 AND 20, BLOCK 58, TOGETHER WITH THE 14 FOOT ALLEY ADJACENT TO SAID LOTS AS SHOWN ON THE ASUBDIVISION OF BLOCK 58 MODEL LAND CO. ADDITION TO WEST PALM BEACH, FLORIDA,@ ACCORDING TO THE PLAT THEREOF ON FILE IN THE OFFICE OF THE CLERK OF THE CIRCUIT COURT IN AND FOR PALM BEACH COUNTY, FLORIDA, RECORDED IN PLAT BOOK 2, PAGE 65. SAID LANDS SITUATE, LYING AND BEING IN PALM BEACH COUNTY, FLORIDA LESS THAT PORTION OF SAID LOTS 2, 4, 5, 6, 7 AND 8, TAKEN FOR OKEECHOBEE BOULEVARD RIGHT-OF-WAY AS PER INSTRUMENT RECORDED IN OFFICIAL RECORD BOOK 7115, PAGE 457, OF THE SAID PUBLIC RECORDS, LESS THE EAST 12.00 FEET OF SAID LOTS 2, 3, 18 AND 19, AS PER INSTRUMENT(S) RECORDED IN DEED BOOK 399, PAGE 371 AND IN DEED BOOK 401, PAGE 3, OF SAID PUBLIC RECORDS AND LESS THE EAST 10.00 FEET OF LOT 20.

TOGETHER with all the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

SUBJECT TO:

1.	Taxes and assessments for the year and subsequent years;
2.	Easements, reservations, agreements, and restrictions of record, if any, without hereby reimposing same;
3.	Zoning ordinances and all other restrictions and regulations imposed by governmental authorities;
4.	All matters that would be shown on a current, accurate survey; and
5.	That certain Leasehold Estate retained by Grantor in the Property.

TO HAVE AND TO HOLD, in the same in fee simple forever.

AND the Grantor hereby covenants with said Grantee that it is lawfully seized of said lands in fee simple; that it has good right and lawful authority to sell and convey said land; that it hereby warrants the title to said land and will defend the same against the lawful claims of all persons claiming by, through or under the said Grantor.

Grantee shall use the Property in accordance with the terms and conditions of the Development Agreement dated                                                                          by and between Grantor and Grantee and recorded at                                                               , the terms of which are incorporated into this Deed by reference, which shall operate as a restrictive covenant on the Property.

In the event that (a) Grantee does not satisfy the Post Closing Obligations set forth in the Development Agreement by December 31, 2012 (as may be extended in accordance with the Development Agreement), or (b) commence Vertical Construction of the Phase I Improvements, as defined in the Development Agreement by December 31, 2013 (as such date may be extended in accordance with the Development Agreement), then, all right, title and interest in and to the Property shall automatically revert to the Grantor.

The Grantor hereby binds itself and its successors to warrant the title as against all acts of the Grantor herein and no other, subject only to the matters set forth above.

In Witness Whereof, Grantor has caused this instrument to be signed by its duly authorized officer on the date first above written.

WEST PALM BEACH COMMUNITY REDEVELOPMENT AGENCY

By:
Signature		, Chair

Print Name
ATTEST:
Secretary
Signature

Print Name
CRA Counsel
Approved as to form
And legal sufficiency
By:
Date:

STATE OF FLORIDA	)
COUNTY OF PALM BEACH	)ss

The foregoing instrument was acknowledged before me this                  day of                               , 20                               , by                               , and                                ______, as Chair and Secretary, respectively, of the West Palm Beach Community Redevelopment Agency, who are personally known to me.

(NOTARY SEAL)

NOTARY PUBLIC

Printed name of notary

EXHIBIT C

ALLEY

EXHIBIT D

LEGAL DESCRIPTION – PHASE I PARCEL

(to be attached upon approval of the Level III Site Plan for Phase I)

EXHIBIT E

UNCONDITIONAL GUARANTY
OF REPAYMENT

THIS UNCONDITIONAL GUARANTY OF REPAYMENT (this “Guaranty” or this “Agreement”) is made as of                          by John C. Textor, an individual (“Guarantor”), having a business address at 10521 SW Village Center Drive, Suite 201, Port St. Lucie, FL 34987.

RECITALS:

A.           The West Palm Beach Community Redevelopment Agency, having an address at P.O. Box 3366, West Palm Beach, Florida 33402 (“Lender”), has agreed to make available to Digital Domain Holdings Corporation, a Florida corporation, having an address at 10521 SW Village Center Drive, Suite 201 Port St. Lucie, FL 34987 (“Borrower”), a term loan in the amount of Fifteen Million United States Dollars (U.S.$ 15,000,000.00) (the “Loan”).

B.           Borrower and Lender have executed a Loan Agreement of even date herewith (the “Loan Agreement”) which sets forth certain of the terms of the Loan.

C.           In order to evidence the Loan, Borrower has executed and delivered to Lender a Promissory Note of even date herewith in the principal amount of Fifteen Million United States Dollars (U.S.$ 15,000,000.00) (the “Note”). Repayment of the Note is secured by various security instruments. The Note, the Loan Agreement, and the other instruments and documents delivered in connection therewith are hereinafter collectively referred to as the “Loan Documents”.

D.           Lender has agreed to make the Loan to Borrower in consideration, among other things, of the covenants and obligations made and assumed by Guarantor as herein set forth.

E.           Guarantor will benefit directly from the making of the Loan to Borrower.

NOW, THEREFORE, for good and valuable consideration, intending to be legally bound hereby, Guarantor irrevocably and unconditionally agrees as follows:

1.           Guarantor hereby unconditionally guarantees to Lender the punctual repayment of all sums due pursuant to the terms of the Note and the other Loan Documents, and any subsequent amendments, extensions, renewals or consolidations thereof (the “Repayment Guaranty”).

2.           Guarantor hereby waives any right to notice of advances made to Borrower from time to time under the provisions of the Loan Documents, waives any rights Guarantor may have by reason of any forbearance, modification, waiver, or renewal or extension which Lender may grant, or to which Lender and Borrower may agree, with respect to the Loan Documents, waives notice of acceptance of this Guaranty, and waives presentment, demand, notice or protest of any kind, other than as expressly provided for hereunder.

3.           The obligations of Guarantor under this Agreement are primary, absolute, independent, irrevocable and unconditional. This shall be an agreement of suretyship as well as of guaranty, and Lender may proceed directly against Guarantor without being required to proceed first against Borrower or any other person or entity, or against any other security for Borrower’s obligations to Lender.

4.           The obligations of Guarantor under this Agreement shall be unconditional and irrevocable, irrespective of either (a) the genuineness, validity or enforceability, of the Loan Documents, (b) the existence of any security given to secure the Note, (c) impossibility or the illegality of performance on the part of Borrower of its obligations under the Loan Documents, (d) any defense that may arise by reason of the incapacity or lack of authority of Borrower or Guarantor or the failure of Lender to file or enforce a claim against the estate of Borrower or Guarantor in any bankruptcy or other proceeding, or (e) any other circumstances, occurrence or condition, whether similar or dissimilar to any of the foregoing, which might otherwise constitute a legal or equitable defense, discharge or release of a guarantor or surety.

5.           Guarantor agrees that Lender may at any time and from time to time, with or without consideration, either release any one or more guarantors of the Note or other Loan Documents and/or release Borrower from its obligations under the Note or other Loan Documents. Any such action shall not in any way affect or diminish the liability of Guarantor under this Agreement. If Guarantor pays all sums due and owing under the Loan Documents, then Guarantor shall be subrogated to the rights of Lender under the Loan Documents and Lender shall, upon the request of Guarantor, assign the Loan Documents to Guarantor without representation or warranty of any kind.

6.           If Guarantor shall advance any sums to Borrower or its successors or assigns, or if the Borrower or its successors or assigns shall now be or hereafter become indebted to Guarantor, such sums or indebtedness shall be subordinate in payment and in all other respects to the amounts then or thereafter due and owing to Lender under the Loan Documents. If Guarantor collects any of such sums or indebtedness from Borrower at any time when Borrower is in default under the Loan Documents or when any accrued installment of principal, interest, or additional interest is unpaid under the Note or when it is reasonably foreseeable that the payment of such sums to Guarantor will render Borrower financially unable to duly perform any of Borrower’s subsequent obligations under the Loan Documents, such collected funds shall be deemed collected and received by Guarantor in trust for Lender, and shall be paid over to Lender, upon demand by Lender, for application, when received, on account of Borrower’s obligations under the Loan Documents. Nothing herein contained shall be construed to give Guarantor any right of subrogation in and to the Loan Documents or all or any part of the Lender’s interest in the Loan Documents, until all amounts owing to Lender thereunder have been paid in full.

7.           Guarantor represents and warrants that (a) Guarantor has either examined the Loan Documents or has had an opportunity to examine the Loan Documents and has waived the right to examine them; (b) Guarantor has the full power, authority and legal right to enter into, execute and deliver this Agreement; (c) this Agreement is a valid and a binding legal obligation of Guarantor, and is fully enforceable against Guarantor in accordance with its terms; (d) the execution, delivery and performance by Guarantor of this Agreement will not violate or constitute a default under any indenture, note, loan or credit agreement or any other agreement or instrument to which Guarantor is a party or is bound; and (e) Guarantor has a direct financial interest in Borrower and will derive direct, substantial benefit from the Loan to Borrower.

8.           Notwithstanding anything contained in this Agreement or in the Loan Documents to the contrary, Guarantor shall be in default under this Agreement upon the making by Guarantor of an assignment for the benefit of creditors, or the appointment of a trustee or receiver for Guarantor, or for any property of Guarantor, or the commencement of any proceeding by or (if not dismissed or stayed within one hundred twenty (120) days after such commencement) against Guarantor, under any bankruptcy, reorganization, arrangement, insolvency, readjustment, receivership or similar law, or if any representation or warranty made by Guarantor in this Agreement is incorrect or fails to state a material fact which is necessary to make the representation or warranty not misleading in the light of the circumstances in which it was made, or if Guarantor fails to perform in any material respect any of his obligations under this Agreement or breaches in any material respect any of his covenants under this Agreement. Upon the occurrence of any such default, Lender may, at its option, as to Guarantor, accelerate the indebtedness evidenced and secured by the Loan Documents.

9.           All notices and other communications required under this Guaranty shall be in writing and shall be deemed to have been properly given, if personally delivered, on the date of such delivery, or, if sent by Certified or Registered U.S. Mail, return receipt requested, on the third (3rd) business day following deposit in the U.S. Mail, postage prepaid, or if sent by overnight courier with guaranteed overnight delivery, on the day following the date delivered to such overnight courier. All notices shall be addressed to the party to whom it is intended at its address set forth on the first page of this Guaranty. Any party may designate a change of address by written notice to the other, given at least ten (10) business days before such change of address is to become effective.

10.           All rights and remedies of Lender under this Agreement, the Loan Documents, or by law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. The enumeration in this Agreement of any waivers or consents by Guarantor shall not be deemed exclusive of any additional waivers or consents by Guarantor which may be deemed to exist, in law or equity. No delay or omission by Lender in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment of this Agreement, shall be deemed made by Lender unless in writing and duly signed by Lender. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of Lender, and no single or partial exercise of any right or remedy under this Agreement shall preclude any other or further exercise thereof or any other right or remedy.

11.           If Lender employs counsel to enforce this Agreement by suit or otherwise, Guarantor will reimburse Lender, upon demand, for all reasonable expenses incurred in connection therewith (including, without limitation, reasonable attorneys’ fees incurred at trial, on appeal or in connection with any bankruptcy proceedings) whether or not suit is actually instituted.

12.           In addition to all liens upon and right of setoff against monies, securities, or other property of Guarantor given to Lender by law or equity, Lender and its affiliates shall have a lien upon and right of set off against all monies, securities and other property of Guarantor now or hereafter in the possession of or on deposit with Lender or any affiliate, whether held in a general or special account for deposit, or for safekeeping or otherwise. Every such lien and right of setoff may be exercised after the occurrence of a default by Guarantor under this Agreement without notice to Guarantor.

13.           This Agreement shall be binding upon Guarantor, and Guarantor’s heirs, administrators, executors, successors and assigns, and shall inure to the benefit of Lender (and its affiliates as appropriate) and its successors and assigns.

14.           Nothing contained in this Agreement is intended to supersede, modify or otherwise affect any other guaranty or suretyship agreement from Guarantor to Lender.

15.           The obligations and liabilities of Guarantor hereunder shall be joint and several with the obligations and liabilities of Borrower and any other guarantors of the Loan and Lender may proceed against all or some or any of them in any order. For purposes of this instrument the singular shall be deemed to include the plural, and the neuter shall be deemed to include the masculine and feminine, as the context may require.

16.           If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect and shall be liberally construed in favor of Lender in order to effect the provisions of this Agreement.

17.           Guarantor agrees that this Agreement shall be governed by and construed according to the laws of the State of Florida regardless of where the residence or domicile of Guarantor is now or may hereafter be located.

18.           GUARANTOR AND LENDER HEREBY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR SUBSEQUENT PROCEEDING BROUGHT BY LENDER, BORROWER OR ANY GUARANTOR OF ANY OBLIGATION CREATED UNDER THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS AGAINST ANY OR ALL OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, Guarantor has executed this Agreement the day and year first above written.

/s/ John C. Textor
John C. Textor

EXHIBIT F

LEGAL DESCRIPTION – PHASE II PARCEL

(to be attached upon approval of the Level III Site Plan for Phase I)